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                                                                    EXHIBIT 10.1
                                                                    ------------

                              DOMINION HOMES, INC.
                      SPLIT-DOLLAR LIFE INSURANCE AGREEMENT


THIS AGREEMENT, effective January 1, 1999, is made this 11th day of July, 1999, by and between Dominion Homes, Inc., an Ohio corporation ("Company") and Douglas
G. Borror, who is an employee of Company ("Employee").

WHEREAS, the Employee wants to acquire life insurance protection under the terms of the policy ("Policy") described in Attachment A to this Agreement;

WHEREAS, the Company and the Employee are willing to pay Policy premiums, subject to the terms and conditions described in this Agreement;

WHEREAS, the Employee, as owner of the Policy, will hold all incidents of ownership in and to the Policy; and

WHEREAS, the Company wants the Employee to collaterally assign the Policy to it to secure the Company's rights under the Policy;

NOW, THEREFORE, in consideration of the premises and mutual promises described below, the parties agree to the following terms:

1. PURCHASE OF POLICY. The Employee will contract for the Policy described in Attachment A to this Agreement. Both the Company and the Employee agree to take all action needed to acquire the Policy and to take any future action needed to ensure that the terms of the Policy are consistent with this Agreement and with the collateral assignment filed with the insurance company issuing the Policy ("Insurer").

2. OWNERSHIP OF POLICY. The Employee will be the sole and absolute owner of each Policy issued to insure his or her life and, except as provided in this Agreement, may exercise any and all rights and privileges granted under the terms of the Policy to its owner.

3. POLICY DIVIDENDS. Any dividend declared on the Policy will be applied to purchase additional paid-up insurance on the Employee's life.

4. PREMIUM PAYMENTS. For periods during which the Policy is outstanding, premiums will be paid as follows:

         (a) The Employee's portion of the premium payment will be the amount calculated in Attachment B. These amounts may be changed periodically to reflect updated tables issued by the Internal Revenue Service and revised rates developed by the Insurer. However, these changes will not constitute an amendment to this Agreement and will be applied without the Employee's consent, although the Company will apprise the


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         Employee of any change in the amounts described in Attachment B as soon as possible after it becomes aware of the change. The Company will withhold the appropriate amount (derived from Attachment B) from the compensation (or bonus) it pays to the Employee. These amounts, combined with the amount calculated under paragraph 4(b), will be paid to the Insurer on or before the date the Policy premium is due (or within any grace period provided under the Policy).

         (b) The balance of any premium due will be paid by the Company.

         (c) On or before the date it is due (or within any grace period provided under the Policy), the Company will pay to the Insurer the full amount of each Policy premium due and, if asked to do so, will give the Employee evidence that these premiums have been paid.

         (d) If any Policy contains any disability waiver of premium or mortality charge provision, neither the Employee nor the Company will be required to pay any Policy premium for any period that waiver is in effect.

         (e) As of the end of each calendar year, the Company will give the Employee a statement of any taxable income arising under this program. The Employee is solely responsible for calculating and paying his or her income tax liability on this income.

5. COLLATERAL ASSIGNMENT. At the same time that this Agreement is adopted, the Employee will assign the Policy to the Company as collateral to secure the Company's rights described in this Agreement. This assignment must be made on a form approved by the Insurer and may not be terminated, revoked, amended or altered in any way without the Company's express agreement.

6. LIMITS ON EMPLOYEES' RIGHTS IN THE POLICY.

         (a) Except as specifically provided in this Agreement, the Employee may not sell, assign, transfer, borrow against, surrender or cancel his or her rights under the Policy or change the dividend election described in paragraph 3 without the Company's written consent.

         (b) Regardless of any other provision of this Agreement, the Employee may absolutely and irrevocably transfer his or her rights under the Policy to a donee, subject to the terms of the collateral assignment described in paragraph 5. However, this transfer may be made only if the Employee gives the Company a signed transfer of ownership form issued by the Insurer for use when making irrevocable gifts of insurance policies. The Employee must complete this form by naming the donee and describing the terms of the transfer. Assuming that it is completed properly, the Company will accept the terms of the transfer and will treat the donee as the owner of the Policy, subject to this Agreement and the terms of the collateral assignment described in paragraph 5. After the

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         Company accepts the transfer, the Employee will have no right, title or interest in the Policy that has been transferred to his or her donee.

7.       COLLECTION OF DEATH BENEFITS.

         (a) If the Employee dies while the Policy is in effect and while he or she is actively employed or during the "Noncompetition Period" defined in paragraph 9(c)(iv) but without engaging in any conduct prohibited by paragraph 9(c)(iv), the Employee's beneficiary will receive a death benefit equal to the amount specified in Attachment C. The balance of any death benefit payable under any Policy will be paid to the Company. The Company will cooperate with the named beneficiary to take any action necessary to collect the death benefit under the Policy. This Agreement will terminate when that benefit has been collected and paid as provided in this paragraph.

         (b) If, for any reason, no death benefit is payable under the Policy, the Company will be entitled to all premiums it paid to the Insurer, reduced by any unpaid debt (plus any unpaid but accrued interest) the Company secured by the Policy and the balance of any amount refunded by the Insurer will be paid to the deceased Employee's beneficiary.

8. TERMINATION OF AGREEMENT DURING THE EMPLOYEE'S LIFETIME. This Agreement will automatically terminate if the Employee terminates employment (other than because of death) for any reason before the Policy is distributed to him or her, if the Company terminates the Employee for "Cause" as defined in paragraph 9(c)(ii) or if the Employee engages in any activity prohibited under the terms of paragraph 9(c)(iv) during the "Noncompetition Period" also described in paragraph 9(c)(iv). In any other cases, benefits will be paid as provided in paragraph 9(d).

9. DISPOSITION OF POLICY ON TERMINATION OF AGREEMENT DURING THE EMPLOYEE'S LIFETIME. As soon as administratively possible after expiration of the Noncompetition Period defined in paragraph 9(c)(iv), the Company will release the collateral assignment made under paragraph 5 and distribute the entire policy to the Employee but only if:

         (a)      The Employee terminates employment after:

                  (i) Completing at least 10 years of participation, calculated from January 1, 1999;

                  (ii) The Company's adjusted shareholders' equity (defined in Section 9(c)(vi)) first exceeds $100,000,000; or

                  (iii) A "change of control" (as defined in paragraph 9(c)(i)) occurs; and

         (b) The Employee terminated for one of the following reasons:

                  (i) Retirement after the Employee reaches age 55;

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                  (ii) Regardless of the Employee's age, the Company terminates his or her employment without "Cause" (as defined in paragraph 9(c)(ii);

                  (iii) Regardless of the Employee's age (A) the Employee terminates for "Good Reason" (as defined in paragraph 9(c)(iii))but only if (B) within 10 days after the occurrence of the event complained of, the Employee notifies the Company, in writing, of the date of termination and, with reasonable specificity, describes the reasons the Employee believes that the resignation is occasioned by "Good Reason" and (C) within that same 10-day period, the Company does not cure the "Good Reason" cited in that notice; or

                  (iv) For any other reason, if, in its sole discretion, the Company agrees to release its interest in the Policy.

         (c)      For purposes of this Plan:

                  (i) "Change of Control" means the occurrence of any event which results in either (A) Borror Realty Company's failing to own at least 30 percent of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or (B) both Don Borror and Doug Borror ceasing to be directors and officers of the Company.

                  (ii) "Cause" means a termination of the Employee's employment for any of the following reasons (A) any unauthorized disclosure by the Employee of the Company's business practices or accounts to a competitor which results in serious damage to the Company, (B) willful and wrongful misappropriation by the Employee of funds, property or rights of the Company which results in serious damage to the Company, (C) willful and wrongful destruction of business records or other property by the Employee, which results in serious damage to the Company,
                  (D) conviction of the Employee of a felony involving moral turpitude or, as the result of a plea bargain, conviction of the Employee of a misdemeanor, provided the Employee was originally charged (prior to the plea bargain) with a felony involving moral turpitude, (E) gross and willful misconduct by the Employee which results in serious damage to the Company or
                  (F) the Employee's material breach of, or inability to perform his or her regularly assigned duties other than by reason of Disability.

                  (iii) "Good Reason" means a termination of employment because the Company (A) reduced the Employee's base salary for any reason other than in connection with the termination of his or her employment, (B) for any reason other than in connection with the termination of the Employee's employment, the Company materially reduces any fringe benefit provided to the Employee below the level of such fringe benefit provided generally to other actively employed similarly situated executives of the Company, unless the Company agrees to fully



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                  compensate the Employee for any such material reduction, (C)
                  the Company assigns the Employee to duties inconsistent in any respect with his or her position (including, without limitation, his status, office and title), authority, duties or responsibilities normally allotted to the Employee or takes any other action that results in a material diminution in such position, authority, duties or responsibilities or (D) the Company otherwise materially breaches or is unable to perform its normal obligations to the Employee.

                  (iv) "Noncompetition Period" means the twelve calendar months beginning after the Employee terminates employment under circumstances described in paragraph 9(a) and (b). During this period, the Employee agrees that he or she will not:

                           (A) Anywhere in the State of Ohio or in any other state in which the Company is then conducting business, without the written consent of the Company, provide advice with respect to, engage in or directly or indirectly supervise or assist the provision of any service or sale of any product which competes with any service or product of the Company; or

                           (B) Anywhere in any state, accept employment with, provide advice to, or engage in or directly or indirectly supervise or assist the provision of any service or sale of any product by any person, company, partnership, corporation or other entity which builds homes, develops land or otherwise competes with the Company in any market, city or area in which the Company then conducts business.

                  (v) "Disability" means the inability of the Employee due to illness, accident or otherwise, to perform his or her duties for the period of time during which benefits are payable to the Employee under the Company's Short-Term Disability Plan, as determined by an independent physician selected by the Company and reasonably acceptable to the Employee (or his or her legal representative), provided that the Employee does not return to work on a substantially full-time basis within 30 days after the Company notifies the Employee that he will be terminated on account of Disability.

                  (vi) "Adjusted Shareholders' Equity" means the consolidated shareholders' equity of the Company and its consolidated subsidiaries as of the last day of any fiscal quarter, as reported in the consolidated balance sheet of the Company and its consolidated subsidiaries, as adjusted by subtracting therefrom the net proceeds of the sale by the Company of any of its equity securities and by adding thereto the fair value of any dividends or distributions made by the Company to its shareholders, after the effective date of this Agreement.

         (d) If the Employee (i) terminates for any reason not described in paragraph 9(a) and (b) (other than death), (ii) engages in any conduct prohibited under paragraph 9(c)(iv)



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         during the Noncompetition Period also defined in paragraph 9(c)(iv), or
         (iii) this Agreement terminates under circumstances described in paragraph 8, the Employee (and the Employee's named beneficiary) will forfeit any and all rights to any benefit under this Agreement or the Policy. In this case, the Company itself will be entitled to any and all rights under the Policy.

10. INSURER NOT A PARTY. The Insurer is not a party to this Agreement and has no obligation or duty under this Agreement and will have fully discharged its obligations by paying benefits under the terms of the Policy. No provision of this Agreement or any modification or amendment of this Agreement will, in any way, be construed as enlarging, changing or in any way affecting the Insurer's obligations unless those changes are made part of the Policy under the terms of the collateral assignment signed by the Employee and filed with the Insurer as provided in paragraph 5.

11. NAMED FIDUCIARY, DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION.

         (a) The Company is the named fiduciary under this Agreement and has authority to control and manage the operation and administration of this Agreement and must establish a funding policy and method consistent with the objectives stated in this Agreement.

         (b) The Company will apply the following claims procedure to resolve any disputes under this Agreement.

                  (i) FILING CLAIMS. The Employee or his or her beneficiary may file a claim for Plan benefits with the Company.

                  (ii) NOTIFICATION TO CLAIMANT. If a claim is wholly or partially denied, the Company will send a written notice of denial to the claimant. This notice must be sent within 90 days after receipt of the claim, must be written in a manner calculated to be understood by the claimant and must include
                  (A) the specific reason or reasons for which the claim was denied, (B) specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Company relied to deny the claim, (C) a description of any additional material or information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary and (D) a description of the steps the claimant may take to appeal an adverse determination.

                  (iii) REVIEW PROCEDURE. If a claim has been wholly or partially denied, the affected claimant, or his authorized representative may (A) request that the Company reconsider its initial denial by filing a written appeal no more than 60 days after receiving written notice that all or part of the initial claim was denied, (B) review pertinent documents and other material upon which the Company relied when denying the initial claim, and (C) submit a written description of the


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                  reasons for which the claimant disagrees with the Company's initial adverse decision. An appeal of an initial denial of benefits and all supporting material must be made in writing and directed to the Company. The Company is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.

                  (iv) DECISION ON REVIEW. The Company will render its decision within 60 days of receiving a benefit appeal. However, if special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) require additional time, this decision will be rendered as soon as possible, but, not later than 120 days after receipt of the claimant's written appeal and only if the Company notifies the claimant, in writing, that it needs more time to review an appeal and why that additional time is needed. If the Company does not issue its decision within this period, the claim will be deemed to have been denied. The Company's decision on review will be sent to the claimant in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Company relied to deny the appeal.

12. AMENDMENT. This Agreement may not be amended, altered or modified except by the written agreement of each party or their respective successors or assigns and may not be terminated except under the terms specifically provided in this Agreement. However, changes to the rates stated in Attachment B will not be considered amendments for purposes of this paragraph (or this Agreement) and will be applied without the written agreement of the parties to this Agreement or their respective successors or assigns.

13. BINDING EFFECT. This Agreement is binding upon and will inure to the benefit of the Company and its successors and assigns and to the Employee and his or her successors, assigns, heirs, executors, administrators and beneficiaries.

14. NOTICES. Any notice, consent or demand made under this Agreement must be written and signed by the party issuing it. If a notice, consent or demand is mailed, it must be sent by United States certified mail, postage prepaid, addressed to the recipient's last known address. The date any notice, consent or demand is mailed will be treated as the date it is given.

15. MUTUAL COOPERATION. Each party agrees to perform all acts contemplated under this Agreement, the collateral assignment described in paragraph 5 and the Policy.

16. GOVERNING LAW. This Agreement, and all rights arising under it, will be governed by the laws of the United States and, where applicable, by the laws of Ohio.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

DOMINION HOMES, INC.

By: /s/ Robert A. Meyer
   --------------------
       Robert A. Meyer

Date Signed: _______________



By: /s/ Douglas G. Borror
   ----------------------
       Douglas G. Borror

Date Signed: July 11, 1999
             ___________________________
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                                  ATTACHMENT A
                                       TO
                              DOMINION HOMES, INC.
                      SPLIT-DOLLAR LIFE INSURANCE AGREEMENT
                                       FOR
                                DOUGLAS G. BORROR
                            IDENTIFICATION OF POLICY

The Policy that is the subject of this Agreement is Policy Number 1Y000005 and will be purchased from the New England Life Insurance Company ("Insurer") in the amount of $8,500,000.00.
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                                  ATTACHMENT B
                                       TO
                              DOMINION HOMES, INC.
                      SPLIT-DOLLAR LIFE INSURANCE AGREEMENT
                                       FOR
                                DOUGLAS G. BORROR
                   CALCULATION OF EMPLOYEE'S SHARE OF PREMIUM

The Employee's share of the Policy premium cost is the smaller of the amount calculated under Part I or Part II below.


PART I - PS 58 CHARGES

The amount derived from tables produced in Rev. Rul. 55-747, 1955-2, CB 228 or any superseding tables prepared by the Internal Revenue Service for similar purposes.

PART II - TERM INSURANCE COSTS

The initial rates applicable are set forth below as the "Economic Benefit from Split Dollar Agreement." Year 1 is 1999, and subsequent years are numbered sequentially.

These rates are subject to change in the future by the Insurer. Any changes to these rates issued by the Insurer will automatically be incorporated herein and applied as of the effective date specified by the Insurer.
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                              DOMINION HOMES, INC.

                              Supplemental Schedule

             Executive Officers? Split Dollar Life Insurance Values


Name                                 Policy Amount                           Death Benefit
----                                 -------------                           -------------

Douglas G. Borror                     $8,500,000                              $8,000,000

Jon M. Donnell                        $6,500,000                              $6,000,000

David S. Borror                       $1,500,000                              $1,200,000

Robert A. Meyer                       $  900,000                              $  775,000

Peter J. O'Hanlon                     $  500,000                              $  420,000